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                                                                     EXHIBIT 4.1

                             DIGITAL ISLAND, INC.
                         REGISTRATION RIGHTS AGREEMENT


     THIS REGISTRATION RIGHTS AGREEMENT (the "Agreement") is entered as of July 1, 2000, by and among DIGITAL ISLAND, INC., a Delaware corporation ("Digital Island"), and SRI International, a California nonprofit public benefit corporation ("SRI").

     WHEREAS, Digital Island is obligated to issue shares of its Common Stock to SRI pursuant to the Technology Purchase Agreement and Research Alliance, by and between Digital Island and SRI, dated as of November 22, 1999 (the "Alliance Agreement");

     WHEREAS, in connection with the transactions contemplated by the Alliance Agreement, Digital Island wishes to grant to SRI certain registration rights covering such shares, upon the terms and conditions set forth below;

     WHEREAS, the parties desire that this Agreement supercede and replace
Section 2.5.6 of the Alliance Agreement in its entirety;

     WHEREAS, the parties desire that all other provisions except Section 2.5.6 of the Alliance Agreement shall remain in full force and effect;

     NOW, THEREFORE, in consideration of these premises and for good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1.   Registration.  Upon request by SRI, at any time that Digital Island
          ------------
is eligible to use Form S-3 under the Securities Act of 1933, as amended (the "Act"), Digital Island shall register for resale on Form S-3 under the Act all of the shares of Digital Island common stock issued under the Alliance Agreement, including any shares issued subsequent to the original effectiveness of such registration statement, and shall keep such resale registration in effect for up to one hundred eighty (180) days (or such earlier date on which the shares registered for resale thereunder have been disposed of or may be sold or disposed of in a 90-day period under Rule 144 under the Act). In addition, Digital Island shall notify SRI in advance of any registration to be undertaken by Digital Island while SRI holds of record any of the shares issued thereunder and has not disposed of such shares and is not then permitted to resell such shares in a 90-day period pursuant to Rule 144 under the Act, and will use its reasonable best efforts to include shares of Digital Island common stock issued thereunder which SRI requests in writing to be so included, provided that the foregoing shares shall be subject to "cut back" by any managing underwriter of the offering being registered if the inclusion thereof is believed in good faith to be detrimental to the offering. Such registration rights shall be subject to customary "black out" restrictions; provided that the effective period of such registration statement shall be extended by the length of any such "black out" so that SRI has the full one hundred eighty (180) days (or lesser period as provided above) in which to sell securities thereunder.
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     2.   Business Combinations.  The provisions of Section 1 shall be
          ---------------------
applicable to shares of capital stock into which Digital Island common stock will be converted or exchanged, directly or indirectly, whether by merger, consolidation, business combination or otherwise.

     3.   Governing Law; Attorney's Fees.  This Agreement shall be governed and
          ------------------------------
construed in accordance with the laws of the State of California, without regard to the conflicts of law principles thereof. In any action to enforce this Agreement the prevailing party will be entitled to costs and reasonable attorneys' fees.

     4.   Assignment.  The obligations of this Agreement shall be fully binding
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upon, and the rights of this Agreement shall inure to the benefit of, the permitted successors or assigns of either party.

     5.   Notices.  Any consent, notice or report required or permitted to be
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given or made under this Agreement by one party to the other party shall be in writing, delivered by any lawful means and addressed to the other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor. Except as otherwise provided in this Agreement, such consent, notice or report shall be effective upon receipt by the addressee.



To SRI:                                         To Digital Island:
SRI International                               Digital Island, Inc.
333 Ravenswood Avenue                           45 Fremont Street, 12th Floor
Menlo Park, CA  94025                           San Francisco, CA 94105
Attn: Contract Administration                   Attn:  Chris Albinson
Telephone: (650) 859-2004                       Telephone: (415) 738-4196
Facsimile: (650) 859-5860                       Facsimile: (415) 738-4397

                                                With a copy to:
                                                Brobeck, Phleger & Harrison LLP
                                                Two Embarcadero Place
                                                2200 Geng Road
                                                Palo Alto, CA 94303
                                                Attn:  Curtis L. Mo, Esq.
                                                Telephone: (650) 424-0160
                                                Facsimile: (650) 496-2736



     6.   Severability.  Any provisions of this Agreement which are determined
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to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof and without affecting the validity or enforceability of any of the terms of this Agreement in any other jurisdiction.

     7.   Waiver and Amendments.  No change, modification, extension or
          ---------------------
termination or waiver of this Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by a duly authorized representative of the parties hereto.

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     8.   Alliance Agreement.  The parties expressly agree that all provisions
          ------------------
of the Alliance Agreement other than Section 2.5.6 shall remain in full force and effect.

     9.   Counterparts.  This Agreement may be executed in two or more
          ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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

     IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed on the date first written above.



DIGITAL ISLAND, INC.                          SRI INTERNATIONAL


By: /s/ Howard Lasky                          By: /s/ Thomas J. Furst
    --------------------------                    -------------------------

Name:   Howard Lasky                          Name:   Thomas J. Furst
      ------------------------                      -----------------------

Title: Vice President and                     Title: Sr. Vice President, C.F.O
       Counsel General                               -------------------------
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               [SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]

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